Exhibit 5.1

June 17, 2020

Pinnacle West Capital Corporation
400 North Fifth Street
Phoenix, Arizona 85004

Ladies and Gentlemen:

I have supervised lawyers who have acted as in-house counsel for Pinnacle West Capital Corporation, an Arizona corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Pinnacle West Capital Corporation Investors Advantage Plan (the “Plan”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of up to one million shares of common stock, no par value, of the Company (the “Offered Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In rendering the opinions set forth herein, I, or lawyers under my supervision, have reviewed the Registration Statement and exhibits thereto, including the prospectus comprising a part thereof (the “Prospectus”). I, or lawyers under my supervision, have also reviewed such other documents and records and have made such other investigation as I have deemed necessary or appropriate to render the opinions set forth below. I have also relied upon certificates of public officials and relevant public records.

I have assumed the legal competency and capacity of all natural persons, the genuineness of all signatures not witnessed, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as copies and the authenticity of the originals of such copies.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, it is my opinion that when the Registration Statement has become effective, and the Offered Shares have been issued and delivered in accordance with the Plan, including receipt of the purchase price therefor as contemplated in the Plan, the Offered Shares will be validly issued, fully paid and non-assessable.

The opinions herein are based upon the facts in existence and laws in effect on the date hereof and I expressly disclaim any obligation to update, revise, or supplement my opinions herein, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of my name under the heading “Legal Opinions” in the Prospectus. In giving such consent, I do not thereby concede that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Robert E. Smith
Robert E. Smith
Senior Vice President and General Counsel,
Pinnacle West Capital Corporation